Exhibit (a)(10)

PLAN INVESTMENT FUND, INC.

ARTICLES SUPPLEMENTARY

PLAN INVESTMENT FUND, INC., a Maryland corporation (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

FIRST:	The board of trustees of the Corporation adopted resolutions reclassifying 1,000,000,000 previously authorized but unissued shares of Ultrashort Duration Bond Portfolio Participation Certificates Stock, par value $.001 per share, of the Corporation and 1,000,000,000 previously authorized but unissued shares of Ultrashort Duration Government Portfolio Participation Certificates Stock, par value $.001 per share, of the Corporation as additional shares of Government Portfolio Participation Certificates Stock, par value $.001 per share, of the Corporation, having the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of Government Portfolio Participation Certificates Stock as set forth in the charter of the Corporation (the “Charter”).

SECOND:	The aforesaid shares of capital stock of the Corporation have been duly reclassified by the board of trustees pursuant to the Maryland General Corporation Law and authority and power contained in the Charter. The Corporation is registered as an open-end investment company under the Investment Company Act of 1940. These Articles Supplementary do not increase the total number of shares of capital stock that the Corporation has authority to issue.

THIRD:	After giving effect to the foregoing reclassification of shares of capital stock of the Corporation, the Corporation has authority to issue two classes of capital stock as set forth below.

	Class of Capital Stock	Number of Shares

	Government Portfolio Participation Certificates	5,000,000,000

	Money Market Portfolio Participation Certificates	3,000,000,000

FOURTH:	The undersigned officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, PLAN INVESTMENT FUND, INC, has caused these presents to be signed in its name and on its behalf by its President and attested by its Secretary on the 26th day of June, 2024,

PLAN INVESTMENT FUND, INC.

By:	/s/ Susan A. Pickar
Susan A. Pickar, President and
Chief Executive Officer

Attest:

/s/ Ann F. Frolik
Ann F. Frolik, Secretary

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